FIRST AMENDMENT TO AMENDED AND
                          RESTATED LOAN AGREEMENT


          This FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment") is being entered into as of the 31st day of October, 1993, by and among PETROLEUM HELICOPTERS, INC., a Delaware corporation (the "Company"), NATIONSBANK OF TEXAS, N.A., a national banking association ("NationsBank"), WHITNEY NATIONAL BANK, a national banking association ("Whitney"), FIRST NATIONAL BANK OF COMMERCE, a national banking association ("FNBC," and together with NationsBank and Whitney, being hereinafter referred to collectively as the "Banks"), and NationsBank as agent for the Banks (in such capacity, the "Agent").

                          PRELIMINARY STATEMENTS

          (1) The Company, the Banks, and the Agent have entered into that certain Amended and Restated Loan Agreement, originally made as of January 31, 1986, as amended and restated in its entirety as of July 9, 1993 (such Loan Agreement, as amended and restated as aforesaid and as the same may be further amended from time to time, being hereinafter referred to as the "Loan Agreement"). Terms used herein, unless otherwise defined herein, shall have the meanings set forth in the Loan Agreement.

          (2) The Company, the Banks, and the Agent now wish to amend the Loan Agreement to provide, among other things, for the extension of the Revolving Credit Termination Date to October 31,
1995.

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Banks, and the Agent hereby agree as follows:

          1. Exhibit B to the Loan Agreement is hereby amended by deleting said exhibit in its entirety and replacing said exhibit with Exhibit A attached hereto.

          2. Section 2.02 of the Loan Agreement is hereby amended by deleting the date October 31, 1994, in subsection (a) thereof and replacing said date with the date October 31, 1995.

          3. Each reference in the Loan Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby. Unless otherwise indicated, terms used in this Amendment have the same meanings herein as in the Loan Agreement.

          4. The Loan Agreement, as hereby amended, is in all respects ratified and confirmed, and all of the rights and powers created thereby or thereunder shall be and remain in full force and effect.

          5. The Company hereby represents that (a) after giving effect to the amendments contemplated herein, the representations and warranties contained in the Loan Agreement, the Notes, the Security Documents, and any other documents or instruments executed in connection with the Loan Agreement (collectively, the "Loan Documents") are true and correct on and as of the date hereof as though made on and as of such date, (b) upon execution of this Amendment, the Company will not be in default in the due performance of any covenant on its part in the Loan Documents, and (c) no Default or Event of Default has occurred and is continuing or is imminent.

          6. The Company acknowledges, confirms, and warrants that the Security Documents and any other security instruments executed at any time in connection with the Loan Agreement continue to secure, inter alia, the payment of all indebtedness at any time created pursuant to the Loan Agreement, as hereby amended.

          7.   The effectiveness of this Amendment is subject to
(i) the Company's delivery to the Agent, for the account of the Banks, of the following items on or before December 21, 1993:

               (a) an Officers' Certificate of the Company with directors' resolutions attached;

               (b) a counterpart of this Amendment executed by the Company;

               (c) three original Revolving Credit Notes, each dated as of the date hereof, in substantially the form of Exhibit A attached hereto with the blanks appropriately filled, payable to the order of the Banks, and in the face amount of each Bank's Ratable Share of the Commitment, respectively, and each executed by the Company; and

               (d) opinions of counsel to the Company in form and substance acceptable to the Banks, and

(ii) the delivery to the Agent of counterparts of this Amendment executed by each of the Banks.

          8. The Company agrees to do, execute, acknowledge, and deliver, all and every such further acts and instruments as the Agent may request for the better assuring and confirming unto the Agent and the Banks all and singular the rights granted or intended to be granted hereby or hereunder.

          9. The Company agrees to pay on demand all reasonable costs and expenses of the Banks in connection with the preparation, reproduction, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel for the Banks, and with respect to advising each Bank as to its rights and responsibilities under the Loan Agreement, as hereby amended). In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, filing, or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

          10. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

          11. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas and shall be binding upon the Company, the Agent, and the Banks and their respective successors and assigns.

               IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Loan Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              PETROLEUM HELICOPTERS, INC.


                              By:     _____________________

                              Name:   _____________________

                              Title:  _____________________


                              NATIONSBANK OF TEXAS, N.A.,
                               individually and as Agent


                              By:     ____________________

                              Name:   ____________________

                              Title:  ____________________


                              WHITNEY NATIONAL BANK


                              By:     ____________________

                              Name:   ____________________

                              Title:  ____________________

                              NATIONAL BANK OF COMMERCE


                              By:     _____________________

                              Name:   _____________________

                              Title:  _____________________